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                                                                  EXHIBIT (e)(4)

                       AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") amends that certain EMPLOYMENT AGREEMENT by and between CLINTRIALS RESEARCH INC., a Delaware corporation ("Employer") and WILLIAM SHAW ("Employee") dated as of December 29, 1997 (the "Employment Agreement") and is entered into between Employer and Employee this 28th day of June, 2000.

WHEREAS, the parties wish to amend the Employment Agreement as set forth below;

IT IS ACCORDINGLY, AGREED AS FOLLOWS:

     1. Section 2 of the Employment Agreement is amended to read in its entirety as follows:

          A. Term. The term of this Agreement shall be for a period commencing on January 1, 1998 and ending December 31, 1998 except that the provisions of Section 8 and 9 will survive the expiration or earlier termination of this Agreement. This Agreement shall be automatically renewed for additional and successive one (1) year periods unless either party provides ninety (90) days notice prior to any anniversary date of its intent not to renew this Agreement (the initial term and any and all renewal terms each being a "Period of Employment"). Employee will continue to be paid full pay and benefits during this ninety (90) period. In the event Employer elects not to renew this Agreement upon any such anniversary date, Employee will be entitled to receive a severance payment in an amount equal to Employee's base monthly compensation (not including incentive compensation) at the time of nonrenewal multiplied by twelve (12), payable in a lump sum, and all unvested stock options shall become fully vested and shall remain exercisable for the remainder of the stated term of such stock options, regardless of whether the Employee continues to be employed by the Employer.

     2. Section 7c. of the Employment Agreement is amended to read in its entirety as follows:

          A. Termination by Employer for Other Than Cause. Employer may terminate the employment of Employee at any time upon written notice to the Employee. In such an event, Employee shall be paid the amount of any unpaid salary earned by the Employee up to and including the date of such Termination by Employer, an amount equal to Employee" then current monthly base salary multiplied by twelve (12), payable in a lump sum and any unpaid vacation pay earned by him up to and including the date of such Termination by Employer. Also for a twelve (12) month period from effective date of Termination by Employer, Employer shall continue to make the employer contributions necessary to maintain the Employee's coverage pursuant to all benefit plans provided to the Employer by the Employer immediately prior to such Termination by Employer. Employer shall deduct from payments payable to the Employee pursuant to this Section the amount of any employee contributions that were being paid by the Employee via payroll deduction prior to the termination and that are necessary to maintain such coverage, and Employee shall continue to be bound by the provisions of Sections 8 and 9 hereof and all unvested stock options shall become fully vested and shall remain exercisable for the remainder of the stated term of such stock options, regardless of whether the Employee continues to be employed by the Employer.

     3. Section 7F of the Employment Agreement is amended to read in its entirety as follows:

          A. Failure to Renew.  If Employer gives Employee notice as provided in
     Section 2 of its election not to renew this Agreement, Employee's employment shall terminate upon the anniversary date. In such event, Employee shall be paid the amount of any unpaid salary earned by the Employee up to and including the date of such Failure to Renew by Employer, an amount equal to Employee's then current monthly base salary multiplied by twelve (12) in a lump sum and any unpaid vacation pay earned by him up to and including the date of such Termination by Employer. Also for a twelve (12) month period from the effective date of termination by Employer, Employer shall continue to make the employer contributions necessary to maintain the Employee's coverage pursuant to all benefit plans provided to the Employee by the Employer immediately prior to such Failure to Renew by Employer. The Employer
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     shall deduct from any payments payable to the Employee pursuant to this
     Section the amount of any employee contributions that were being paid by the Employee via payroll deduction prior to failure to renew and that are necessary to maintain such coverage, and Employee shall continue to be bound by the provisions of Sections 8 and 9 hereof, and all unvested stock options shall become fully vested and shall remain exercisable for the remainder of the stated term of such stock options, regardless of whether the Employee continues to be employed by the Employer.

     4. The first paragraph of Section 7g of the Employment Agreement is amended to read in its entirety as follows:

          A. Change in Control. In the event there is a "Change in Control" of the ownership of the Employer, and the Employee's employment with the Employer is terminated as a result of such Change in Control, the Employee shall be entitled to receive as a severance payment following such termination an amount equal to Employee's base monthly compensation (not including incentive compensation) at the time of termination multiplied by twelve (12), payable in a lump sum. In addition, any earned but unpaid base salary, incentive compensation and any unpaid vacation pay earned by him up to and including the date of such termination as a result of Change in Control will be paid. Also, for the twelve (12) month period following the termination date, Employee will continue to receive the Employer contributions necessary to maintain the Employee's coverage pursuant to all benefit plans provided to the Employee by the Employer immediately prior to such termination as a result of Change in Control. Employer shall deduct from any payments payable to the Employee pursuant to this Section the amount of any employee contributions that were being paid by Employee via payroll deduction prior to the termination and that are necessary to maintain such coverage. Further, any Stock Options granted to the Employee will be fully vested upon a Change in Control, whether or not the Employee is terminated and shall remain exercisable for the remainder of the stated term of such stock options.

     Termination shall be deemed to be a result of a Change in Control (I) if such termination occurs within twelve (12) months following the Change in Control; or (II) any change in the Employee's title, reporting relationship, responsibilities or authority as in effect immediately prior to any Change in Control is made within twelve (12) months of such Change in Control and which adversely affects to a material degree his role in the management of the Employer, or (III) if any reduction in the Employee's salary paid to him by the Employer as in effect immediately prior to any Change in Control or, if such salary has been subsequently increased at any time or from time to time, any reduction in such increased salary; or (IV) if any termination of the Employee's employee benefit programs, including but not limited to, any stock option plan, investment plan, savings plan, incentive compensation plan or life insurance, medical plans or disability plans provided by the Employer to the Employee and in which the Employee is participating or under which the Employer is covered, all is in effect immediately prior to any Change in Control; or (V) if there is any requirement by the Employer that the Employee's position and principal office be based and located more than twenty (20) miles outside the boundaries of the principal office of the company immediately prior to the Change in Control; or (VI) if any failure or refusal of the Employer to renew this Employment Agreement under Section 2. After any Change in Control shall have occurred.

     A "Change in Control" shall be deemed to have occurred if (I) a tender offer shall be made and consummated for the ownership of more than 50% of the outstanding voting securities of the Employer, (II) the Employer shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned on the aggregate by the former shareholders of the Employer, as the same shall have existed immediately prior to such merger or consolidation, (III) the Employer shall sell all, or substantially all, of its assets to another corporation that is not a wholly-owned subsidiary, or (IV) a person, within the meaning of
     Section 3 (a)(9) or of Section 13 (d)(3) (as in effect on the date hereof) of the Securities and Exchange Act of 1934 ("Exchange Act"), shall acquire more than 50% of the outstanding voting securities of the Employer (whether directly, indirectly, beneficially or of record). For purposes hereof, ownership of voting securities shall take into account and shall include ownership as

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     determined by applying the provisions of Rule 13d-3(d)(1)(I) (as in effect on the date hereof) pursuant to the Exchange Act.

          B. Supersedes Prior Benefits. The provisions of this Section 7 concerning payments to Employee upon termination of employment shall supersede and replace all other severance and termination agreements in effect prior to or after the date hereof, including without limitation, the provisions of this Agreement shall supersede the Employee Manual where inconsistent. Whenever Section 7 of this Agreement requires or permits the payment of an amount of money calculated by reference to the Employee's base salary, the payment of such amount to Employee shall be deemed a severance and/or termination payment and shall not be deemed to extend the period of employment during the time which such payments are made or to require the provision of Employer of any benefits to Employee during such period of time, other than those benefits which may be required by applicable law to be provided.

     5. In all other respects, the Employment Agreement of December 29, 1997 is hereby ratified and affirmed.

EMPLOYER:

CLINTRIALS RESEARCH, INC.

/s/ PAUL J. OTTAVIANO
----------------------------------------------------
By: Paul J. Ottaviano
Title: Executive Vice President -- Worldwide Operations

EMPLOYEE:

/s/ WILLIAM SHAW
----------------------------------------------------
William Shaw

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